UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2008

GENTIVA HEALTH SERVICES, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware (State of Incorporation)	1-15669 (Commission File No.)	36-4335801 (I.R.S. Employer Identification No.)

3 Huntington Quadrangle, Suite 200S
Melville, New York 11747-4627
(Address of principal executive offices, including zip code)

(631) 501-7000
(Registrant's telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

:  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

:  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

:  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

:  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of May 8, 2008, the Board of Directors (the "Board") of Gentiva Health Services, Inc. (the "Company") approved amendments to Section 2.12 of Article 2, Sections 5.1 and 5.2 of Article 5 and Section 7.6 of Article 7, of the Company's Amended and Restated By-Laws (the "By-Laws"). Set forth below is a description of the specific amendments to the By-Laws.

Section 2.12 of Article 2 has been amended to make the By-Laws consistent with a corresponding amendment to the Company's Amended and Restated Certificate of Incorporation that was approved by the Company's shareholders at the Annual Meeting of Shareholders held on May 8, 2008. The amendment allows directors to be removed with or without cause, as provided in Section 141(k) of the Delaware General Corporation Law.

Section 5.1 of Article 5, which addresses transfers of shares, has been amended to provide for transfer of uncertificated shares, and to further provide for the cancellation of the old uncertificated shares, issuance of new equivalent uncertificated shares and the recording of the transaction in the Company's books.

Section 5.2 of Article 5 has been amended to add the ability of the Company to issue uncertificated shares, in addition to certificated shares, in the event of the replacement of lost, stolen or destroyed certificates.

Section 7.6 of Article 7 has been amended to update the information regarding the principal office of the Company in Delaware and the name of the Company's registered agent.

The Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, in each case reflecting the amendments described above, are attached hereto as Exhibits 3.1 and 3.2, respectively.

Item 9.01. Financial Statements and Exhibits.

(d)       The following exhibits are filed with this report:

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation.
3.2	Amended and Restated By-Laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTIVA HEALTH SERVICES, INC. (Registrant)
Date: May 12, 2008	/s/ Stephen B. Paige
Stephen B. Paige Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation.
3.2	Amended and Restated By-Laws.